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                                                                 Exhibit 10.26

[Letterhead of Ancor Communications]


September 23, 1997


Mr. Steve Snyder
11701 Tanglewood Drive
Eden Prairie, MN  55347

Dear Steve:

I would like to thank you for spending the time to get to know Ancor Communications. The following is a summary of the components of the offer that is being extended to you for the position of CHIEF FINANCIAL OFFICER:

SALARY AND BONUS
-  The monthly base compensation will be $10,416.67 ($125,000 annually)

- Participation in the Executive Incentive Program (potential payout up to 65% of base compensation - see current year profile attached for your review). Your enrollment in an incentive program would begin with the 1998 plan that will parallel our 1998 calendar fiscal year.

EQUITY PARTICIPATION
- An option for 60,000 shares of Company stock, which represents approximately 0.5% of the outstanding, fully diluted stock, with vesting as follows:
          -  1/3rd on 1st year anniversary
          -  1/3rd on 2nd year anniversary
          -  1/3rd on 3rd year anniversary

- Please recognize that this option is subject to Board approval and potential future dilution. A copy of the governing option plan and an example of the option agreement is also attached. You will note that option vesting is protected in a "change of control" situation.

TERMINATION FOR CAUSE
- Any situation that involves termination "without cause" carries a six (6) month salary severance benefit. There will be no six (6) month salary severance benefit in situations of termination for "cause." However, unless the termination were for a criminal or material offense, notification of the "cause" will be provided by the Company, and a reasonable period of time will be allowed to "cure" same. Your options will continue to vest during the six (6) month severance period.

BENEFITS
- Health Care and Dental Insurance: Our benefit package covers the health, dental and insurance programs typically seen in this industry.
   Specifically, medical, dental, life insurance, long-term disability, vacation, sick leave and 401(k) retirement programs are provided.

- To facilitate continuous coverage, Ancor will waive its normal thirty (30) day waiting period for insurance protection. We will make coverage effective on an agreed to date for a seamless transition.

On behalf of Ancor Communications, we are all very enthusiastic about your ability to be a catalyst for the organization's growth and success. Please review this information and let me know no later than September 26th as to whether or not you are willing to accept this position as offered herein.

Very best regards,



/S/ Ken Hendrickson
--------------------------
Ken Hendrickson
Chairman of the Board